Exhibit 99.1
MUNIMAE ISSUES 2006 AND RESTATED 2005 AND 2004 FINANCIAL INFORMATION
     BALTIMORE — February 12, 2009, Municipal Mortgage & Equity LLC (OTC:MMAB.PK) announced the completion of its audited consolidated financial statements as of December 31, 2006, and restated financial statements as of December 31, 2005 and 2004. A summary of the information in those financial statements is shown in Exhibit I.
     During 2006, MuniMae had net earnings of $53.6 million ($1.37 per share fully diluted) on revenues of $350.6 million. During 2005, its restated net earnings were $24.7 million ($.65 per share fully diluted) on restated revenues of $284.8 million. In 2004, MuniMae’s restated results were a net loss of $3.3 million ($.09 loss per share fully diluted) on revenues of $231.8 million.
     At December 31, 2006, MuniMae had consolidated total assets of $8.5 billion and consolidated shareholders’ equity of $667.9 million. However, MuniMae’s December 31, 2006 consolidated balance sheet includes $4.9 billion of assets and $2.0 billion of liabilities of over 200 funds and partnerships in which MuniMae had little or no ownership interests, but the assets and liabilities of which are required to be consolidated primarily due to an accounting principle known as FIN 46(R), “Consolidation of Variable Interest Entities-An Interpretation of ARB No. 51.” Although it would not be in accordance with generally accepted accounting principles to exclude the impact of these consolidated funds and ventures from the Company’s financial statements, the Company believes that explaining the effect of including these entities helps the public to understand which assets MuniMae has a direct or indirect economic interest in, and the liabilities that MuniMae or entities it owns could be required to pay. Without the assets and liabilities of those funds and partnerships, (but including assets that were eliminated as part of the consolidation) MuniMae had at December 31, 2006, total assets of $3.9 billion and $3.2 billion in total liabilities, including perpetual preferred stock of a subsidiary.
     The consolidation of these entities also affects MuniMae’s reported revenues, because certain fees and other payments received from such consolidated entities are not reflected as revenues but are reflected as income allocated to MuniMae in the consolidated statement of operations. MuniMae must also record losses related to these entities even though MuniMae itself has no expectation to fund those losses, other than possible losses related to the actual investments MuniMae may already have in those entities. MuniMae has recorded cumulative pre-tax losses related to these entities totaling approximately $90.0 million through December 31, 2006. The majority of these losses would be reversed upon a qualifying sale of MuniMae’s interest that would allow the Company to deconsolidate these entities.
     The financial statements include disclosures related to MuniMae’s current liquidity issues and the substantial reduction in its current business activities that have led its independent registered public accounting firm to include in its opinion an explanatory paragraph stating that there is substantial doubt relating to MuniMae’s ability to continue as a going concern. Management is actively addressing current market and significant liquidity issues, and in this regard announced on December 22, 2008, an agreement to sell its Agency Lending business and its exit from most of its investment management and advisory businesses. It is also discussing possible sales of other businesses. Management has concluded and the report of the independent registered public accounting firm also notes that there were material weaknesses in MuniMae’s internal control over financial reporting at December 31, 2006.
     MuniMae will include the full 2006 and restated 2005 and 2004 financial statements in a Report on Form 8-K that it is in the process of filing with the Securities and Exchange Commission. The financial statements for those years also will appear in MuniMae’s Annual Report on Form 10-K for the year ended December 31, 2006, which MuniMae expects to file with the SEC as soon as practicable. In addition to containing financial information at December 31, 2006 and prior years, that Form 10-K will contain current information about MuniMae’s business and assets, the effect of current market conditions on MuniMae’s business, risk factors relating to those market conditions and other risk factors to which MuniMae is subject. It will also contain a detailed discussion of the material weaknesses in MuniMae’s internal control over financial reporting at December 31, 2006. MuniMae expects to host a conference call following the filing of that Form 10-K.

     The values at which MuniMae’s assets are reflected in the financial statements at December 31, 2006 and prior years do not reflect subsequent reductions in the market values of those assets due to changes in credit markets, dispositions of assets or other changes in market conditions since December 31, 2006. As a result of these ongoing market conditions, MuniMae anticipates that its 2007 and 2008 financial statements will include substantial losses related to the deterioration in the market value of its bond portfolio and impairments to the value of loans and other assets, including goodwill and other intangibles related to MuniMae’s business acquisitions. The 2007 and 2008 financial statements will also include the impact of reduced revenues due to market conditions in 2007 and 2008 and additional costs related to the preparation and audit of the Company’s 2006 and restated 2005 and 2004 financial statements.
     Michael Falcone, Chief Executive Officer, stated, “The task of restating our 2005 and 2004 financial statements and preparing our 2006 financial statements is now complete. The job proved to be enormously more difficult than we could have imagined. Among other things, we did not anticipate the effort that would be required to consolidate over 200 entities in which we have little or no ownership interest. That required us to analyze in detail the accounts of over two thousand partnerships, which have their own accounting systems. Completion of the restatement enables our accounting team to devote itself more fully to the ongoing task of preparing our 2007 and 2008 financial statements.”
About MuniMae
     MuniMae and its subsidiaries arrange debt and equity financing for developers and owners of real estate and clean energy projects. Assets under management as of September 30, 2008 exceeded $20.4 billion including investments in over 3,000 multifamily apartment properties, containing about 328,000 units, in 49 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.
     MuniMae is organized as a limited liability company, which allows it to combine the limited liability, governance and management characteristics of a corporation with the pass-through tax features of a partnership. MuniMae also conducts activities through wholly owned taxable corporate subsidiaries.
     This Release contains forward looking statements intended to qualify for the safe harbor contained in Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as “may,” “will,” “should,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “seek,” “would,” “could,” and similar words or are made in connection with discussions of future operating or financial performance.
     Forward-looking statements reflect our management’s expectations at the date of this Release regarding future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. Our actual results and financial condition may differ materially from what is anticipated in the forward-looking statements. There are many factors that could cause actual conditions, events or results to differ from those anticipated by the forward-looking statements contained in this Release. They include changes in market conditions that affect the willingness of potential investors or lenders to acquire equity of, or lend to, funds we form, changes in market conditions that affect the value or marketability of assets we own, changes in market conditions or other factors that affect our access to cash we need to meet our commitments to other persons, changes in interest rates or other conditions that affect the value of mortgage loans we, or funds we manage, have made, changes in interest rates, tax laws, environmental laws or other conditions that affect the value of the real estate underlying mortgage loans we, or funds we manage, own, changes in tax laws or other things beyond our control that affect the tax benefits available to investors in equity funds we form or would like to form, or changes in technology that affect the value of renewable energy projects in which we and funds we formed have equity investments. Readers are cautioned not to place undue reliance on forward-looking statements. We have not undertaken to update any forward-looking statements in this Report.
MUNIMAE: INTEGRITY. INNOVATION. SERVICE.
www.MuniMae.com
CONTACT: MuniMae
Carrie Vasques, Investor Relations Coordinator
888/788-3863

Exhibit I
SUMMARIZED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)

		As Restated
	December 31,	December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$49,085	$140,213
Restricted cash	14,927	26,804
Bonds available-for-sale (carried at fair value)	1,770,113	1,392,934
Loans	932,647	784,790
Investments in unconsolidated ventures	539,542	352,521
Mortgage servicing rights, net	72,074	71,774
Goodwill and other intangibles, net	119,956	118,946
Other assets	100,713	80,534
Assets of consolidated funds and ventures (1)	4,884,757	4,600,400

Total assets	$8,483,814	$7,568,916

LIABILITIES AND SHAREHOLDERS’ EQUITY
Debt	$2,381,298	$1,813,635
Deferred revenue	97,617	88,704
Other liabilities	147,350	132,084
Unfunded equity commitments to investments in unconsolidated ventures	336,051	232,396
Liabilities of consolidated funds and ventures(1)	2,045,148	1,875,629

Total liabilities	5,007,464	4,142,448

Commitments and contingencies
Non-controlling interests in consolidated funds and ventures(1)	2,639,749	2,593,197
Perpetual preferred shareholders’ equity in a subsidiary company	168,686	168,686

Shareholders’ equity:
Common shares, no par value	566,890	581,046
Accumulated other comprehensive income	101,025	83,539

Total shareholders’ equity	667,915	664,585

Total liabilities and shareholders’ equity	$8,483,814	$7,568,916

(1) These items relate to balances associated with MuniMae’s consolidated funds and ventures where MuniMae generally has a nominal ownership interest, but has consolidated these entities (primarily due to FIN 46(R)).

I-1

Exhibit I
SUMMARIZED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

	For the years ended
	December 31,
		As Restated	As Restated
	2006	2005	2004
REVENUE:
Interest income	$188,653	$146,982	$123,280
Fee and other income	73,000	55,199	48,838
Revenue from consolidated funds and ventures(1)	88,914	82,577	59,644

Total revenue	350,567	284,758	231,762

EXPENSES:
Interest expense	120,592	89,672	67,931
Salaries and benefits	78,187	79,970	62,933
Other expenses	75,709	68,447	46,184
Expenses from consolidated funds and ventures(1)	150,764	137,552	125,662

Total expenses	425,252	375,641	302,710

Net gains on asset sales and derivatives	33,050	23,270	933
Net gains on sale of real estate from consolidated funds and ventures (1)	52,479	19,655	5,805
Equity in earnings from unconsolidated ventures	5,216	26,346	403
Equity in losses from unconsolidated Lower Tier Property Partnerships held by consolidated funds and ventures(1)	(319,511)	(281,162)	(238,674)

Loss before income taxes, (income) loss allocable to non-controlling interests and discontinued operations	(303,451)	(302,774)	(302,481)

Income tax expense	3,323	2,929	2,923
(Income) loss allocable to non-controlling interests:
Distributions declared to perpetual preferred shareholders’ of subsidiary	(9,208)	(4,962)	(755)
Net losses allocable to non-controlling interests from consolidated funds and ventures (1)	360,011	327,761	294,840

Income (loss) before discontinued operations	44,029	17,096	(11,319)
Discontinued operations	9,618	7,575	8,043

Net income (loss)	$53,647	$24,671	$(3,276)

Basic earnings (loss) per common share:
Earnings (loss) from continuing operations	$1.14	$0.45	$(0.32)
Discontinued operations	0.25	0.20	0.23

Earnings (loss) per common share	$1.39	$0.65	$(0.09)

Weighted-average common shares outstanding	38,535	37,696	34,504

Diluted earnings (loss) per common share:
Earnings (loss) from continuing operations	$1.12	$0.45	$(0.32)
Discontinued operations	0.25	0.20	0.23

Earnings (loss) per common share	$1.37	$0.65	$(0.09)

Weighted-average common shares outstanding	39,112	38,201	34,755

(1) These items all relate to income or losses associated with MuniMae’s consolidated funds and ventures where MuniMae generally has a nominal ownership interest, but has consolidated these entities (primarily due to FIN 46(R)).

I-2